EXHIBIT 10.4

PNM RESOURCES, INC.
EXECUTIVE SPENDING ACCOUNT PLAN

Effective January 1, 2011

ARTICLE 1
INTRODUCTION

Public Service Company of New Mexico (“PNM”) adopted the “Amended and Restated Medical Reimbursement Plan of Public Service Company of New Mexico” (the “MERP”) effective January 1, 1980.  The MERP was amended and restated in its entirety effective September 1, 1991 at which time it was renamed the “Second Restated and Amended Public Service Company of New Mexico Executive Medical Plan.”  Effective November 30, 2002, PNM transferred sponsorship of the MERP to PNM Resources, Inc. (“PNM Resources”). Effective January 1, 2002, PNM Resources initiated an Executive Spending Account (the “ESA”).

From March 1, 2001 through April 30, 2002, the MERP was fully insured and the benefits were provided by Connecticut General Life Insurance Company (“CIGNA”).  Effective May 1, 2002, a decision was made that benefits under the MERP should again be provided on a self-funded basis.  The benefits provided under the ESA are, and always have been, self-funded.

Effective December 1, 2002, PNM Resources merged the MERP with and into the ESA and amended and restated both plans in the form of a combined program known as the “PNM Resources, Inc. Executive Spending Account Plan” (the “Plan”).

Effective February 15, 2003, PNM Resources amended and restated the Plan in its entirety in order to:  (1) eliminate the Tier A and Tier B Benefit Limits, and instead provide for one overall Benefit Limit; (2) eliminate the gross-up feature that applied to Tier A Covered Expenses; (3) increase the overall Benefit Limit in order to replace the gross-up feature that applied to Tier A; and (4) allow long-term care insurance premiums for the Participant and certain members of the Participant’s family to be reimbursed under the Plan.

Effective January 1, 2004, PNM Resources amended and restated the Plan in its entirety in order to make certain provisions of the Plan more consistent with the other benefits plans and programs sponsored by the Company.

Effective January 1, 2011, PNM Resources, by this document, intends to amend and restate the Plan in its entirety to discontinue reimbursements for medical care now that such account-based plans are required to provide significantly higher annual benefits in order to comply with the Patient Protection and Affordable Care Act and the Health Care & Education Affordability Reconciliation Act (collectively the “Health Care Reform Act”).

PNM Resources maintains the Plan to provide a select group of Company executives with additional remuneration in the form of reimbursements for expenses such as income tax preparation costs, costs for estate planning and financial counseling services, and insurance premiums for health, accident, disability, life, dependent life, long-term care, home, auto and personal umbrella insurance.  The benefits provided under the Plan are paid from the general assets of PNM Resources and those of its affiliates that have adopted the Plan with each Company bearing the costs and expenses of providing benefits accrued by its Employee-Participants during periods while they are employed by that Company.  Such costs and expenses are allocated among the Companies in accordance with (i) agreements entered into between PNM Resources and any participating affiliate, or (ii) in the absence of such an agreement, procedures adopted by PNM Resources.  Because benefits are paid from the general assets of the Company, pursuant to Department of Labor regulation Section 2520.104-24 the Plan is exempt from most of the reporting and disclosure requirements of Part 1 of Title I of ERISA, including the requirement to provide a summary plan description and the requirement to file a Form 5500 - Annual Report.

ARTICLE 2
DEFINED TERMS

Capitalized terms used in the Plan have the following meanings:

Benefit Limit:
The maximum amount for which you and your Dependents, together, may seek reimbursement each Paycheck Year for Covered Expenses.  Shortly before each Paycheck Year, you will be notified of your Benefit Limit for the Paycheck Year.  Any portion of the Benefit Limit that remains unused at the end of a Paycheck Year may not be carried over to the following Paycheck Year.

Prior to February 15, 2003, the Plan had Tier A and Tier B Benefit Limits.  Effective February 15, 2003, the Tier A and Tier B Benefit Limits are eliminated and replaced with one overall Benefit Limit.  Due to the elimination of the Tier A Benefit Limit and the gross-up feature that applied to that limit, the Benefit Limit for each Participant who is a vice-president will be increased by $2,000 and the Benefit Limit for all other Participants will be increased by $3,000.  The Benefit Limit increase described in the preceding sentence is effective February 15, 2003.  On or shortly thereafter, each Participant will be notified of his or her new overall Benefit Limit, which will include the $2,000 or $3,000 increase, as applicable.

Benefits Department:	The organizational unit of the Company responsible for administering benefit programs.
Code:	The Internal Revenue Code of 1986, as amended.
Company:
PNM Resources, Inc. (“PNM Resources”) and any affiliate that has adopted the Plan with the approval of PNM Resources.  Any affiliate that adopted the Plan prior to the assumption of the sponsorship of the Plan by PNM Resources, including Public Service Company of New Mexico, shall continue to participate in the Plan.

Covered Expense:
Expenses incurred by the Participant or a Dependent during the current or preceding Paycheck Year, while covered by the Plan, for any of the following:  (1) income tax preparation; (2) estate planning (including preparation of wills and trusts); (3) financial counseling, but excluding brokerage fees or commissions; (4) financial management services (this would include, for example, the services provided by a management firm that manages your real estate investments); (5) premiums covering the Participant and his or her Dependents for accident, disability, life, dependent life, and/or supplemental insurance (similar to AFLAC), whether paid for by the Participant as a private party or deducted from the Participant’s salary under a PNM Resources benefit program; (6) premiums for home, auto, title or personal liability umbrella insurance; (7) premiums covering the Participant or Family Members for long-term care insurance, whether paid for by the Participant as a private party or deducted from the Participant’s salary under a PNM Resources benefit program; or (8) reasonable transportation and lodging expenses in connection with the Participant’s financial planning and real estate management, including estate planning, financial counseling and financial management services as described in items (2), (3) and (4).  An expense that qualifies as a Covered Expense pursuant to items (1) through (8) above, is “incurred” as of the date on which you are billed for the expense or premium.

Dependent:
A Participant’s “Dependents” as defined by the Medical Plan who are eligible to be enrolled in the Medical Plan regardless of whether they are actually enrolled in that plan.  Effective October 1, 2008, a Participant’s “Dependents” shall additionally include a Participant’s same-sex Spouse.

Effective Date:	January 1, 2011.
Employee:
A full-time employee of the Company scheduled to work at least 32 hours per week, or a regular part-time or job share employee scheduled to work at least 20 hours per week. Employee does not include: leased employees or workers; independent contractors, consultants or similar self-employed workers; temporary employees or workers; interns; co-op employees or workers; seasonal employees or workers, other contingent workers, or any employee of any affiliate or related entity unless specifically approved by the Company.

ERISA:	The Employee Retirement Income Security Act of 1974, as amended.

Family Members:
Any of the following individuals between the ages of 18 and 80:

●  the legally married Spouse of a Participant;

●  the natural, adoptive or step-parents/grandparents of a Participant and their Spouse;

●  the natural, adoptive or step-siblings of a Participant and their Spouse;

●  the natural, adoptive or stepchildren of a Participant and their Spouse.

HIPAA:	The Health Insurance Portability and Accountability Act of 1996, as amended.
Medical Insurance:
Medical insurance coverage under any of the following:  (1) The PNM Resources, Inc. Comprehensive Health Plan, effective January 1, 2004, as amended from time to time, or any successor plan; (2) any other employer maintained medical plan covering the Participant and his or her Dependants; and (3) any other medical insurance covering the participant and/or his or her Dependents.

Participant:	An Employee who is eligible to participate in this Plan pursuant to Article 4.
Paycheck Year:	The Paycheck Year is the calendar year.
Plan:	The PNM Resources, Inc. Executive Spending Account Plan, as set forth in this document.
Plan Administrator:	PNM Resources, Inc. Benefits Governance Committee or other such person or committee designated by the Company as the Plan Administrator.
Plan Sponsor:	PNM Resources.
PNM Resources:	PNM Resources, Inc.
Spouse:	An individual of the opposite or same sex who is legally married to the Participant under the laws of the jurisdiction in which the marriage was performed or occurred.

ARTICLE 3
GENERAL INFORMATION ABOUT THE PLAN

Plan Name:	PNM Resources, Inc. Executive Spending Account Plan.
Plan Year:	January 1 through December 31
Plan Number:	601
Original Effective Date:	The MERP was originally effective January 1, 1980. The ESA was first effective January 1, 2002.
Funding Medium:	The Plan is self-funded. This means that the Company pays benefits out of its general assets. Participants are not required to pay a premium in order to participate in the Plan.
Plan Sponsor:	PNM Resources, Inc. Alvarado Square, Mail Stop 3101 Albuquerque, NM 87158 (505) 241-2700
Plan Sponsor’s Employer Identification Number:	85-0468296

Plan Administrator & Named Fiduciary:
PNM Resources, Inc.
Alvarado Square, Mail Stop 3101
Albuquerque, NM  87158
(505) 241-2700
Attention: Benefits Governance Committee

The Plan is administered by the Benefits Governance Committee or other such person or committee designated by the Company as the Plan Administrator.

Agent for Service of Legal Process:	Patrick Ortiz, General Counsel Public Service Company of New Mexico Alvarado Square, Mail Stop 2822 Albuquerque, NM 87158 (505) 241-2700
Applicable Law:	The validity, interpretation, construction and performance of the Plan shall be governed by the laws of the State of New Mexico, unless preempted by ERISA.
ARTICLE 4
ELIGIBILITY AND PARTICIPATION REQUIREMENTS

Eligibility:
You are eligible to participate in the Plan if you are an Employee of the Company and you are a vice-president or higher-ranking officer of the Company. Your Spouse and “Dependents,” as defined in Article 2 are eligible to participate in the Plan if you are.

Termination of Participation:
Your participation in the Plan terminates as of the earliest of: (1) the date you terminate employment with the Company; (2) the date you cease to be a vice-president or higher ranking officer of the Company; (3) the date your coverage under all other Medical Insurance ceases; or (4) the date the Plan is terminated.

Coverage for your Dependents (including your Spouse) stops when your coverage stops.  Their coverage will also stop if they cease being your Dependent.

Effect of Termination of Participation on Reimbursements:
If a Participant or Dependent’s participation in the Plan terminates, any Covered Expenses incurred by the Participant or Dependent before his or her participation terminated will be eligible for reimbursement even though such reimbursement is not requested or processed before such termination date.  Covered Expenses incurred after such termination date will not be eligible for reimbursement even though the Participant may not have used all or some portion of his or her Benefit Limit.  The following examples illustrate how these rules operate:

Example 1:  Assume that a Participant terminates employment on June 30, and as of such date has been reimbursed $2,500 under the Plan.  Before terminating employment, while still covered by the Plan, the Participant incurred an additional $750 of Covered Expenses.  The Participant is entitled to receive a reimbursement in the amount of $750.

Example 2:  Assume that a Participant ceases to be a vice president or higher-ranking officer on September 30, and as of such date has been reimbursed $500 under the Plan.  After changing employment status, while no longer covered by the Plan, the Participant incurs an additional $1,750 of Covered Expenses.  The Participant is not entitled to receive a reimbursement for the amounts incurred after her participation is terminated.

Effect of Promotion or Demotion on Reimbursements:
If a Participant is promoted during a Paycheck Year and such promotion causes the Participant to be subject to a higher Benefit Limit, Covered Expenses incurred before the increased limit takes effect will be eligible for reimbursement as long as they were incurred while the Participant was covered by the Plan.  If a Participant is demoted during a Paycheck Year and such demotion causes the Participant to be subject to a lower Benefit Limit, Covered Expenses incurred before the decreased limit takes effect will be subject to reimbursement as long as they were incurred while the Participant was covered by the Plan.  The following examples illustrate how these rules operate:

Example 1:  Assume that a Participant is promoted from vice president to senior vice president on October 1st.  Assume further that as vice president, the Participant’s Benefit Limit was $13,000 and as senior vice president, the Participant’s Benefit Limit is $18,000.  Before being promoted, and while covered by the Plan, the Participant incurred $19,000 of Covered Expenses but has only been reimbursed for $13,000.  As of October 1st, the Participant is entitled to be reimbursed an additional $5,000 because of the $18,000 Benefit Limit to which the Participant is now subject.

Example 2:  Assume that a Participant is demoted from senior vice president to vice president on July 1st.  Assume further that as senior vice president, the Participant’s Benefit Limit was $18,000 and as vice president, the Participant’s Benefit Limit is $13,000.  Before being demoted, and while covered by the Plan, the Participant incurred $15,000 of Covered Expenses but has only been reimbursed for $13,000.  As of October 1st, the Participant is entitled to be reimbursed for the $2,000 of Covered Expenses that were incurred before October 1st, even though the Participant is now subject to a $13,000 Benefit Limit.

Example 3:  Assume that a Participant is demoted from senior vice president to vice president on November 1st.  Assume further that as senior vice president, the Participant’s Benefit Limit was $18,000 and as vice president, the Participant’s Benefit Limit is $13,000.  Before being demoted, and while covered by the Plan, the Participant incurred $10,000 of Covered Expenses and had been reimbursed for the full $10,000.  After being demoted, the Participant incurs an additional $8,000 of Covered Expenses.  The Participant is entitled to receive a reimbursement of $3,000 because as of November 1st, the Participant is now subject to a $13,000 Benefit Limit.

Section 409A Compliance:
The Company believes that payments pursuant to this Plan are subject to Section 409A of the Code and that payments made from this Plan are made on a specified date in compliance with Treas. Reg. Section 1.409A-3(i)(1)(iv).

To assure compliance with the requirements of Section 409A and avoid adverse tax consequences to the Participant, the amount of Covered Expenses reimbursed during one taxable year may not affect the Covered Expenses eligible for reimbursement in any other taxable year.  In addition, all reimbursements of Covered Expenses shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred and the right to reimbursement for such Covered Expenses will not be subject to liquidation or exchange for another benefit.

Under no circumstances may the time or schedule of any payment made or benefit provided pursuant to this Plan be accelerated or subject to a further deferral except as otherwise permitted or required pursuant to regulations and other guidance issued pursuant to Section 409A of the Code.

No Participant has any right to make any election regarding the time or form of any payment due under this Plan.

This Plan shall be operated in compliance with Section 409A and each provision of this Plan shall be interpreted, to the extent possible, to comply with Section 409A.

ARTICLE 5
SUMMARY OF PLAN BENEFITS

Benefit Structure:
If an expense qualifies as a Covered Expense, the Company will reimburse you for 100% of the Covered Expense under the Plan up to the Benefit Limit.  Once you and your Dependents, together, reach the Benefit Limit, no benefits will be paid to you under the Plan for the remainder of the Paycheck Year.

Tax Treatment of Benefits:
The expenses reimbursed under the Plan must be included in the Participant’s taxable income for the calendar year in which the Participant receives the reimbursement, rather than the calendar year in which the underlying expense is incurred.  Reimbursements approved by the Benefits Department will be added to your regular paycheck.  The additional income will be reflected on your W-2 for the calendar year in which the additional income is paid to you.  Prior to May 1, 2002, the benefits provided under the MERP were not includable in the Participant’s taxable income because the benefits provided under the MERP were fully insured by CIGNA.  Accordingly, any reimbursements received from CIGNA are not includable in the Participant’s taxable income.

Compliance with Federal Laws:	The Plan will provide benefits in accordance with the applicable requirements of federal laws, such as HIPAA. Call the Benefits Department for more information.

ARTICLE 6
HOW THE PLAN IS ADMINISTERED

Plan Administration:
The Plan is administered by the Plan Administrator.  The Plan Administrator may delegate some (or all) of its authority hereunder to the Benefits Department or other person or committee designated by the Company.

The Plan Administrator also may engage agents and obtain other assistance from the Company, including Company counsel.  The Plan Administrator shall not be responsible for any action taken or not taken on the advice of legal counsel.  The Plan Administrator is given specific authority to allocate and revoke responsibilities among its members or designees.  When the Plan Administrator has allocated authority pursuant to the foregoing, the Plan Administrator shall not be liable for the acts or omissions of the party to whom such responsibility has been allocated, except to the extent provided by law.

The principal duty of the Plan Administrator is to see that the Plan is carried out, in accordance with its terms, for the exclusive benefit of persons entitled to participate in the Plan without discrimination among them.  The administrative duties of the Plan Administrator include, but are not limited to, interpreting the Plan, and prescribing applicable procedures.  The Plan Administrator is also responsible for determining eligibility for and the amount of any benefits payable under the Plan and prescribing claims procedures to be followed and the claims forms to be used by employees for making claims under the Plan.  The Plan Administrator also has the authority to require Employees to furnish it with such information as it determines necessary for the proper administration of the Plan.

If you have any questions regarding the Plan, please contact the Benefits Department or the Plan Administrator.
Discretionary Authority to Act:
The Plan Administrator shall have the discretionary authority to perform its administrative responsibilities described in this Plan as necessary or appropriate to enable the Plan Administrator to properly carry out such responsibilities.  The decisions of the Plan Administrator upon all matters within the scope of the Plan Administrator’s respective authority shall be binding and conclusive upon all persons.

ARTICLE 7
CLAIMS PROCEDURES

Reimbursement Requests:
The Benefits Department is responsible for evaluating all reimbursement requests under the Plan.  You must submit all reimbursement requests to the Benefits Department in accordance with its procedures; provided, however, that each December (or more frequently if you request), the Benefits Department will calculate the insurance deductions that have been taken from your pay during the Paycheck Year, and will submit these for reimbursement on your behalf.

Reimbursement requests should be submitted as soon as possible after the underlying expense is “incurred,” although, for repetitive expenses, you may want to submit your request when you have other expenses, or at some fixed interval, such as every three or six months.  See the definition “Covered Expense” to determine when an expense is incurred.  Please keep in mind that to be reimbursed, an expense must be submitted for reimbursement no later than the end of the Paycheck Year following the Paycheck Year in which the expense was incurred.

In order to count against the Benefit Limit for a given Paycheck Year, a properly documented reimbursement request must be sent to the Benefits Department on or before the last day of such Paycheck Year.  Notwithstanding the foregoing, if you terminate employment during a Paycheck Year, any Covered Expenses that you incur before your participation in the Plan terminates will be eligible for reimbursement provided the expense is submitted for reimbursement no later than the end of the Paycheck Year following the Paycheck Year in which the expense was incurred. Such expenses will count against your Benefit Limit for the year in which your participation in the Plan terminated. The expenses reimbursed under the Plan will be taxable income to you for the calendar year in which you receive the reimbursement, rather than the calendar year in which the underlying expense is incurred.

To facilitate recordkeeping and reimbursements, expenses submitted at least 3 days before pay period end will be processed and reimbursed during that same payroll period.  Expenses submitted after such deadline will be processed and paid during the following payroll period.

Cancelled checks and credit card receipts cannot be used as the sole documentation of an expense submitted for reimbursement.

Dissatisfaction with Decision:
If you are dissatisfied with the determination of your benefits, eligibility, participation or any other right or interest under this Plan, you may file a written statement setting forth the basis of the claim with the Benefits Department in a manner prescribed by the Benefits Department.  In connection with the determination of a claim, or in connection with the review of a denied claim, you may examine this Plan and any other pertinent documents generally available to Participants relating to the claim and you may submit written comments, documents, records and other information relating to the claim for benefits.

Notice of Decision:
A written notice of the disposition of any such claim will be furnished to you within 90 days after the claim is filed with the Benefits Department, provided that the Benefits Department may have an additional period of up to 90 days to decide the claim if it determines that special circumstances require an extension of time to decide the claim and it advises you in writing of the need for an extension (including an explanation of the special circumstances requiring the extension) and the date on which it expects to decide the claim.

Content of Notice:
The notice of disposition of a claim shall set forth:

●  the specific reasons for denial of the claim;

●  reference to the specific Plan provisions upon which the determination is based;

●  a description of any additional material or information necessary for you to perfect the claim and an explanation of why such material or information is necessary; and

●  an explanation of the Plan’s appeal procedure and an explanation of the time limits applicable to the Plan’s appeal procedures, including a statement of your right to bring a civil action under Section 502(a) of ERISA, following an adverse benefit determination on review.

Appeal of Denied Claim:
Within 60 days after receiving the written notice of the Benefits Department’s disposition of the claim, you, or your duly authorized representative, may request in writing that the Plan Administrator review the denied claim.  You may submit a written statement of your claim (including any written comments, documents, records and other information relating to the claim) and the reasons for granting the claim.  The Plan Administrator shall have the right to request of and receive from a claimant such additional information, documents or other evidence as the Plan Administrator may reasonably require.  If you do not request a review of the denied claim within 60 days after receiving written notice of the Plan Administrator’s disposition of the claim, you will be deemed to have accepted the Benefits Department’s written disposition, unless you have been physically or mentally incapacitated so as to be unable to request review within the 60-day period.  The review shall take into account all comments, documents, records and other information submitted by you relating to the claim, without regard to whether such documents, records or other information were submitted or considered in the initial benefit determination.

Decision on Appeal:
A decision on appeal shall be rendered, in writing, by the Plan Administrator ordinarily not later than 60 days after you request review of a denied claim, and a written copy of such decision shall be delivered to you.  If special circumstances require an extension of the ordinary period, the Plan Administrator will notify you of the extension with such notice containing an explanation of the special circumstances requiring the extension and the date by which the Plan Administrator expects to render a decision.  Any such extension will not extend beyond 60 days after the end of the ordinary period.

The denial notice shall set forth:

●  the specific reasons for denial of the claim;

●      reference to the specific Plan provisions upon which the denial is based;

●      a statement that you are is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the your claim for benefits; and

●  a statement of your right to bring a civil action under Section 502(a) of ERISA.

Right to Examine Plan Documents and to Submit Materials:
In connection with the determination of a claim, or in connection with review of a denied claim or appeal, you may examine the Plan and any other pertinent documents generally available to Participants relating to the claim and you may submit written comments, documents, records and other information relating to your claim for benefits.  Upon request and free of charge, you will be provided reasonable access to, and copies of, all documents, records, and other information relevant to your claim for benefits, with such relevance to be determined as set forth below under “Relevance of Documents.”

Relevance of Documents:
For purpose of this Article 7, documents, records, or other information shall be considered “relevant” to your claim for benefits if such documents, records or other information:

●  were relied upon in making the benefit determination;

●  were submitted, considered, or generated in the course of making the benefit determination, without regard to whether such documents, records or other information were relied upon in making the benefit determination; or

●     demonstrate compliance with the administrative processes and safeguards required by this Article 7 regarding the making of the benefit determination.

Decisions Final and Procedures Mandatory:
To the extent permitted by law, a decision on review by the Plan Administrator shall be binding and conclusive upon all persons whomsoever.  To the extent permitted by law, completion of the claims procedures described in this Article shall be a mandatory precondition that must be complied with prior to commencement of a legal or equitable action in connection with the Plan by a person claiming rights under the Plan or by another person claiming rights through such a person.  The Plan Administrator may, in its sole discretion, waive these procedures as a mandatory precondition to such an action.

Time for Filing Legal or Equitable Action:
Any legal or equitable action filed in connection with the Plan by you or by another person claiming rights through you must be commenced not later than the earlier of: (1) the shortest applicable statute of limitations provided by law; or (2) two years from the date the written copy of the Plan Administrator’s decision on appeal is delivered as described above.

ARTICLE 8
AMENDMENT OR TERMINATION OF THE PLAN

PNM Resources, as Plan Sponsor, has the right to amend or terminate the Plan at any time.  The Plan may be amended or terminated by a written instrument duly adopted by PNM Resources or any of its delegates.

ARTICLE 9
NO CONTRACT OF EMPLOYMENT

The Plan is not intended to be, and may not be construed as constituting, a contract or other arrangement between you and the Company to the effect that you will be employed for any specific period of time.

IN WITNESS WHEREOF, PNM Resources, Inc. has caused this Plan to be executed as of this 16 day of December, 2010.

PNM RESOURCES, INC.

By:           /s/ Alice A. Cobb

      Its:                           SVP and CAO